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                                                                       EXHIBIT 5


                     [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]






                                 March 26, 2002



MMI Products, Inc.
515 West Greens Road, Suite 710
Houston, Texas 77067

Ladies and Gentlemen:

                  We have acted as counsel to MMI Products, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the sale, from time to time, by certain noteholders of the Company identified in the prospectus (the "Prospectus") which forms part of the Registration Statement (collectively, the "Selling Noteholders"), in the manner described in the Prospectus, of up to $38,700,000 in aggregate principal amount of the Company's 11 1/4% Series B Senior Subordinated Notes due 2007 (the "Notes").

                  In so acting, we have reviewed the Registration Statement, including the Prospectus contained therein. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture dated as of April 16, 1997, by and between the Company and U.S. Trust Company of Texas, N.A., (the "Indenture"), the form of the Notes set forth in the Indenture, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.



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MMI Products, Inc.
March 26, 2002
Page 2


                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes to be sold by the Selling Noteholders in the manner described in the Prospectus under the captions "Selling Noteholders" and "Plan of Distribution" were duly authorized for issuance and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  The opinion expressed herein is limited to the laws of the State of New York and the corporate Laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Consent also is given to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Weil, Gotshal & Manges LLP